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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM 10/A
                               (AMENDMENT NO. 1)
                 GENERAL REPORT FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             ---------------------

                                L&C SPINCO, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                             58-2632672
    (State or Other Jurisdiction                (I.R.S. Employer
 of Incorporation or Organization)            Identification No.)

                           1420 PEACHTREE STREET, NE
                          ATLANTA, GEORGIA 30309-3002
              (Address of Principal Executive Offices -- Zip code)

                                 (404) 853-1000
              (Registrant's Telephone Number, Including Area Code)

                             ---------------------

       Securities to be registered pursuant to section 12(b) of the Act:

         TITLE OF EACH CLASS            NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED            EACH CLASS IS TO BE REGISTERED
         -------------------            ------------------------------
Common Stock, $.01 par value per share  New York Stock Exchange, Inc.
Preferred Stock Purchase Rights         New York Stock Exchange, Inc.

          Securities registered pursuant to Section 12(g) of the Act:

                                      NONE

                                EXPLANATORY NOTE

     THIS REGISTRATION STATEMENT HAS BEEN PREPARED ON A PROSPECTIVE BASIS ON THE ASSUMPTION THAT, AMONG OTHER THINGS, THE DISTRIBUTION (AS DEFINED IN THE INFORMATION STATEMENT WHICH IS A PART OF THIS REGISTRATION STATEMENT) AND THE RELATED TRANSACTIONS CONTEMPLATED TO OCCUR PRIOR TO OR CONTEMPORANEOUSLY WITH THE DISTRIBUTION WILL BE CONSUMMATED AS CONTEMPLATED BY THE INFORMATION STATEMENT. THERE CAN BE NO ASSURANCE, HOWEVER, THAT ANY OR ALL OF SUCH TRANSACTIONS WILL OCCUR OR WILL OCCUR AS SO CONTEMPLATED. ANY SIGNIFICANT MODIFICATIONS OR VARIATIONS IN THE TRANSACTIONS CONTEMPLATED WILL BE REFLECTED IN AN AMENDMENT OR SUPPLEMENT TO THIS REGISTRATION STATEMENT.
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                                CROSS REFERENCE

                                L&C SPINCO, INC.

I. INFORMATION INCLUDED IN INFORMATION STATEMENT AND INCORPORATED IN FORM 10 BY REFERENCE

   CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

ITEM
NO.               ITEM CAPTION                    LOCATION IN INFORMATION STATEMENT
----  -------------------------------------  --------------------------------------------
   1  Business.............................  "SUMMARY;" "MANAGEMENT'S DISCUSSION AND
                                             ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                             OF OPERATIONS;" and "SPINCO'S BUSINESSES."
   2  Financial Information................  "HISTORICAL AND PRO FORMA COMBINED
                                             CAPITALIZATION;" "PRO FORMA FINANCIAL
                                             INFORMATION;" "SELECTED FINANCIAL DATA;"
                                             "MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                             FINANCIAL CONDITION AND RESULTS OF
                                             OPERATIONS;" and "COMBINED FINANCIAL
                                             STATEMENTS OF NATIONAL SERVICE INDUSTRIES,
                                             INC. LIGHTING EQUIPMENT AND CHEMICALS
                                             BUSINESSES."
   3  Properties...........................  "SPINCO'S BUSINESSES -- Properties."
   4  Security Ownership of Certain
      Beneficial Owners and Management.....  "BENEFICIAL OWNERSHIP OF SPINCO SHARES."
   5  Directors and Executive Officers.....  "SPINCO'S MANAGEMENT."
   6  Executive Compensation...............  "SPINCO'S MANAGEMENT."
   7  Certain Relationships and Related
      Transactions.........................  "SUMMARY;" "RELATIONSHIP BETWEEN NSI AND
                                             SPINCO FOLLOWING THE DISTRIBUTION;" and
                                             "SPINCO'S MANAGEMENT."
   8  Legal Proceedings....................  "SPINCO'S BUSINESSES -- Legal Proceedings."
   9  Market Price of and Dividends on the
      Registrant's Common Equity and
      Related Stockholder Matters..........  "SUMMARY;" "THE DISTRIBUTION -- Listing and
                                             Trading of the Spinco Shares;" and "DIVIDEND
                                             POLICIES."

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
ITEM
NO.               ITEM CAPTION                    LOCATION IN INFORMATION STATEMENT
----  -------------------------------------  --------------------------------------------
  10  Description of Registrant's
      Securities to be Registered..........  "DESCRIPTION OF SPINCO'S CAPITAL STOCK."
  11  Indemnification of Officers and
      Directors............................  "LIABILITY AND INDEMNIFICATION OF DIRECTORS
                                             AND OFFICERS."
  12  Financial Statements and
      Supplementary Data...................  "PRO FORMA FINANCIAL INFORMATION;" "SELECTED
                                             FINANCIAL DATA;" and "COMBINED FINANCIAL
                                             STATEMENTS OF NATIONAL SERVICE INDUSTRIES,
                                             INC. LIGHTING EQUIPMENT AND CHEMICALS
                                             BUSINESSES."

II. INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

     Item 10. Recent Sales of Unregistered Securities.

     On June 27, 2001, as part of its incorporation, the registrant issued 100 shares of its common stock, par value $.01 per share, to NSI Enterprises, Inc., a California corporation and wholly owned subsidiary of National Service Industries, Inc., a Delaware corporation ("NSI"), for total consideration of $100.00. The issuance was exempt from registration under
     Section 4(2) of the Securities Act of 1933, as amended, because it did not involve any public offering. NSI (or a subsidiary thereof) will be the registrant's sole stockholder until the consummation of the distribution described in the information statement. After such distribution, NSI and its subsidiaries will hold no capital stock of the registrant.

     Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

              None.

     Item 15. Financial Statements and Exhibits.

     (a) List of Financial Statements. The following financial statements are included in the information statement:

        Report of Independent Public Accountants.

        National Service Industries, Inc. Lighting Equipment and Chemicals Businesses Combined Balance Sheets as of May 31, 2001 (Unaudited), and August 31, 2000 and 1999.

        National Service Industries, Inc. Lighting Equipment and Chemicals Businesses Combined Statements of Income for the Nine Month Periods Ended May 31, 2001 and 2000 (Unaudited) and for the Years Ended August 31, 2000, 1999 and 1998.

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        National Service Industries, Inc. Lighting Equipment and Chemicals
        Businesses Combined Statements of Parent's Equity and Comprehensive Income for the Years Ended August 31, 2000, 1999 and 1998.

        National Service Industries, Inc. Lighting Equipment and Chemicals Businesses Combined Statements of Cash Flows for the Nine Month Periods Ended May 31, 2001 and 2000 (Unaudited) and for the Years Ended August 31, 2000, 1999 and 1998.

        Report of Independent Public Accountants on Schedule

        National Service Industries, Inc. Lighting Equipment and Chemicals Businesses Schedule II -- Valuation and Qualifying Accounts for the Years Ended August 31, 2000, 1999 and 1998.

     (b) Exhibits. The following documents are filed as exhibits hereto:


EXHIBIT
  NO.
-------
 2.1*    --   Form of Agreement and Plan of Distribution.
 3.1**   --   Form of Restated Certificate of Incorporation of L&C Spinco,
              Inc.
 3.2**   --   By-Laws of L&C Spinco, Inc.
 4.1*    --   Form of certificate representing L&C Spinco, Inc. common
              stock.
 4.2*    --   Form of Stockholder Protection Rights Agreement
10.1*    --   Form of Tax Disaffiliation Agreement.
10.2**   --   Form of Transition Services Agreement.
10.3*    --   Form of Agreement and Plan of Distribution (see Exhibit
              2.1).
10.4     --   Form of Employee Benefits Agreement.
10.5*    --   L&C Spinco Long-Term Incentive Plan.
10.6*    --   L&C Spinco 2001 Non-Employee Director Stock Option Plan.
10.7**   --   Form of Indemnification Agreement.
10.8*    --   Form of Severance Protection Agreement.
10.9     --   Form of Lease Agreement
10.10*   --   Form of First Supplemental Indenture to Indenture dated as of January 26, 1999.
10.11*   --   Indenture dated as of January 26, 1999.
10.12*   --   Form of 6% Note due 2009.
10.13*   --   Form of 8.375% Note due August 1, 2010.
21.1*    --   List of Subsidiaries.


-------------------------

 * To be filed by amendment.

** Previously filed.


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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          L&C SPINCO, INC.

                                          By:      /s/ KENYON W. MURPHY
                                             -----------------------------------
                                                       Kenyon W. Murphy
                                                       Senior Vice President and
                                                       General Counsel


Date: July 13, 2001


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